Filed Pursuant To Rule 433

Registration No. 333-289818

November 19, 2025

Tweet 1: https://x.com/Grayscale/status/1991182144857862655

Grayscale Grayscale XRP Trust ETF (ticker: $GXRP) is coming. Grayscale Coming Soon GXRP Grayscale XRP Trust ETF

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Tweet 2: https://x.com/Grayscale/status/1991182158040559808

Grayscale @Grayscale More info available in the prospectus: https://sec.gov/Archives/edgar/data/2037427/000119312525262826/xrp_s-1_amendment_2.htm The registration statement relating to Grayscale XRP Trust (the “Fund”), which contains the current prospectus, has been filed with the Securities and Exchange Commission but has not yet become effective. The Fund may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective - Grayscale XRP Trust has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Fund has filed with the SEC for more complete information about the Fund and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at http://sec.gov. Alternatively, GXRP or any authorized participant will arrange to send you the prospectus after filing if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, 290 Harbor Drive, Stamford, CT 06902.

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Grayscale XRP Trust has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Fund has filed with the SEC for more complete information about the Fund and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at http://sec.gov. Alternatively, GXRP or any authorized participant will arrange to send you the prospectus after filing if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, 290 Harbor Drive, Stamford, CT 06902.